Exhibit 10.13

[SSA GLOBAL TECHNOLOGIES, INC. LETTERHEAD]

April 25, 2005

Graeme Cooksley

Dear Graeme:

This letter constitutes an agreement between SSA Global Technologies, Inc. (the “Company”) and you (the “Executive”) regarding certain terms and conditions related to your continued employment with the Company and its subsidiaries.  The terms of this letter shall only become effective on the effective date of the Company’s initial public offering (the “Effective Date”).  By signing this letter agreement (“Agreement”), the Executive agrees to the terms and conditions set forth herein.

1.             Term.  This Agreement and the employment relationship hereunder shall continue from the Effective Date until the third anniversary of the Effective Date (the “Term”).  In the event that the Executive’s employment with the Company terminates during the Term, the Company’s obligation to continue to pay all base salary, bonus and other benefits then accrued shall terminate except as may be provided for in Section 2 of this Agreement.  If the Executive remains employed by the Company upon the expiration of the Term, his employment will continue on the terms and conditions in effect prior to this Agreement and shall not be subject to the terms of this Agreement.

2.             Termination of Employment.  The Executive’s employment may be terminated at any time prior to the end of the Term by the Company with or without Cause (as defined below) or by the Executive with or without Good Reason (as defined below).

If the Executive’s employment with the Company is terminated by the Company without “Cause” or by the Executive with “Good Reason,” at any time from the Effective Date until the third anniversary of the Effective Date (the “Term”), the Executive shall receive continued base salary and bonus (based upon the yearly average bonus achieved in the prior twenty-four (24) months) for the remaining duration of the Term as if the Executive remained employed until the third anniversary of the Effective Date, payable on the dates coinciding with the Company’s regular payroll.  The payments set forth above shall be in addition to any severance benefits to be provided to the Executive pursuant to the terms of any severance agreement between the Company and the Executive and/or the Company’s applicable severance plan upon a termination of employment.

If during the Term: (i) the Executive dies; (ii) the Company terminates the Executive’s employment with the Company for Cause; (iii) the Company terminates the Executive’s employment with the Company as a result of the Executive’s Disability (as defined below); or (iv) Executive terminates his employment without Good Reason, the Executive, or the Executive’s legal representatives (as appropriate), shall be entitled to receive Executive’s accrued but unpaid base salary, if any, to the date of termination.

For purposes of this Agreement, “Cause” shall mean (i) embezzlement, dishonesty, or fraud; (ii) conviction (or plea of nolo contendere) for a felony or conviction (or plea of nolo contendere) of any crime involving moral turpitude or that impairs Executive’s ability to perform his duties; (iii) improper and material disclosure or use of the Company’s or a subsidiary’s confidential or proprietary information; or (iv) Executive’s willful failure or refusal to follow the lawful and good faith direction of the Company or a subsidiary to perform his material duties which, if curable, remains uncured following thirty (30) days’ written notice to Executive from the Company or a subsidiary describing such failure or refusal.

For the purposes of this Agreement, “Good Reason” shall mean a decrease in Executive’s base salary (not consented to in advance by Executive or ratified subsequently by Executive).

For purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, the Executive is unable and has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one (1) year period.

3.             Change of Control.  In the event of a “Change of Control” (as defined below), the Company shall be obligated to obtain the express assumption of the Company’s obligations to the Executive as described herein by any person that becomes the successor or assign of the Company as a result of such event.  In the event that the Company does not obtain such assumption in connection with a Change of Control event which results in a successor or assign of the Company, the Executive may terminate his employment for Good Reason.

For the purposes of this Agreement, “Change of Control” shall mean (i) the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company, (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the consummation of any transaction as a result of which any individual or entity (other than Cerberus Capital Management, L.P., General Atlantic Partners 76, L.P. or any of their related entities or affiliates) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of all voting securities of the Company then issued and outstanding; or (iv) the consummation of a merger, consolidation, reorganization, or business combination, other than a merger, consolidation, reorganization or business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or the surviving entity immediately after such merger, consolidation, reorganization of business combination.

4.             Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

If the Company, to:

SSA Global Technologies, Inc.

500 West Madison Street

Chicago, Illinois 60661

Attention:  Board of Directors & General Counsel

Telephone:

Fax:

And to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY  10022

Attention:	Robert B. Loper, Esq.
Telephone:	(212) 756-2000
Fax:	(212) 593-5955

If the Executive, to the Executive’s home address reflected in the Company’s records.

5.             Governing Law, Dispute Resolution and Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

6.             Assignability by the Company and the Executive.  This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company or purchases all or substantially all of the business and assets of the Company.

7.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.             Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.             Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

10.           Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due to any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board of Directors of the Company to satisfy all obligations for the payment of such withholding taxes.

11.           Prior Agreements.  Except as otherwise set forth herein, the terms of any prior agreements between the Executive and the Company shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Graeme Roy Cooksley
Name: Graeme Roy Cooksley

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ Kirk J. Isaacson
Name:	Kirk J. Isaacson
Title:	Executive Vice President-General Counsel